Exhibit 99.1


               Nara Bancorp Reports $0.28 Earnings Per
                 Diluted Share for First Quarter 2007


    LOS ANGELES--(BUSINESS WIRE)--April 30, 2007--Nara Bancorp, Inc. (the "Company") (NASDAQ: NARA), the holding company of Nara Bank (the "Bank") reported net income of $7.3 million, or $0.28 per diluted share, for first quarter 2007, a 7% decrease compared to net income of $7.9 million, or $0.30 per diluted share, for first quarter 2006. The decrease in net income was primarily due to compression in the Company's net interest margin.

    Min Kim, President and Chief Executive Officer, said, "Our first quarter results were affected by a highly competitive loan pricing environment, which led to lower than expected loan growth. We have made adjustments in pricing strategies that we believe are already having a positive effect on loan production. On the liability side, we are pleased with our efforts to attract more core deposits. A new money market product enabled us to generate annualized growth of 68% in our money market accounts during the first quarter, while keeping our cost of interest-bearing liabilities stable. Importantly, our asset quality remains healthy, and we do not see any trends to indicate that our credit costs will exceed our expected range for the year."

    First Quarter Financial Summary (2007 vs. 2006):

    --  Net income decreased 7% to $7.3 million

    --  Diluted EPS decreased 7% to $0.28 per share

    --  Net interest income increased 1% to $22.7 million

    --  Net interest margin decreased 55 basis points to 4.62%

    --  Non-interest income decreased 9% to $4.6 million

    --  Non-interest expense increased 6% to $13.9 million

    -- Net loans receivable increased 15% over prior year to $1.73 billion

    --  Deposits increased 6% over prior year to $1.75 billion

    --  Non-performing assets to total assets ratio increased to 0.42%
        from 0.28%

    Operating Results for First Quarter 2007

    Net Interest Income and Net Interest Margin. First quarter net interest income before provision for loan losses increased 1% to $22.7 million from $22.6 million for first quarter 2006. The slight improvement was attributable to a $37 million increase in the net average interest-earning assets, which offset the 64 basis points decline in the net interest spread. The resulting first quarter net interest margin (net interest income divided by average interest-earning assets) decreased 55 basis points to 4.62% from 5.17%.

    The weighted average yield on the loan portfolio for first quarter 2007 increased 2 basis points to 8.71% from 8.69% for the same period last year. The increase was the result of the prime rate-based portion of the loan portfolio repricing upward as interest rates increased during the first half of 2006, offset by the increase in the percentage of fixed rate loans in the portfolio that have lower yields. The weighted average yield on our variable rate and fixed rate portfolios (excluding loan discount accretion) at March 31, 2007 were 9.27% and 7.67%, respectively, compared to 8.76% and 7.53% at March 31, 2006. At March 31, 2007, 42% of our loan portfolio consisted of fixed-rate loans, compared to 24% at March 31, 2006. Also, at March 31, 2007, the loan portfolio yield (excluding loan discount accretion) was 8.65% compared to 8.58% at March 31, 2006.

    The weighted average cost of deposits for first quarter 2007 increased 86 basis points to 3.80% from 2.94% for the same period last year. The cost of time deposits increased 100 basis points to 5.22% from 4.22%, accounting for a substantial portion of the increase. The weighted average cost of borrowings for first quarter 2007 decreased to 5.70% from 6.57% for first quarter 2006, largely due to the $69 million net increase since March 2006 in lower costing FHLB advances, resulting in an average cost for FHLB advances of 4.21%, compared to 4.33% for first quarter 2006.

    Sequentially, first quarter 2007 net interest income before provision for loan losses decreased $1.5 million, or 6%, from the fourth quarter 2006. Net average interest-earning assets increased 4% and the net interest spread decreased by 50 basis points, resulting in a decline in the net interest margin to 4.62% from 5.10%.

    During the first quarter 2007, three loans were transferred to non-accrual status, resulting in a reversal of $350 thousand in interest income, which negatively affected the net interest margin by 7 basis points. Excluding these items, the first quarter 2007 net interest margin would have been 4.69%. During the fourth quarter of 2006, the net interest margin benefited from the recognition of delinquent interest, totaling $238 thousand, relating to the recovery of delinquent interest from a non-accrual loan placed back on accrual status. Excluding this item, the fourth quarter 2006 net interest margin would have been 5.05%.

    In the first quarter of 2007, the Bank was able to maintain the cost of the time deposits stable at 5.22%, following an upward re-pricing by 16 basis points during the fourth quarter of 2006. The cost of the time deposits is anticipated to stabilize or slightly decrease in future periods as higher costing time deposits re-price downwards.

    Prepayment penalty income for first quarter 2007, first quarter 2006, and fourth quarter 2006 was $142 thousand, $204 thousand and $553 thousand, respectively. Excluding the effects of non-accrual loan interest income and prepayment penalty income, the net interest margin for first quarter 2007, first quarter 2006, and fourth quarter 2006 was 4.66%, 5.13% and 4.94%, respectively.

    Non-interest Income. First quarter 2007 non-interest income was lower by $438 thousand or 9% compared to first quarter 2006. This decrease was primarily due to a decrease in net gains on sales of SBA loans. Net gains on sales of SBA loans decreased $497 thousand, or 29%, to $1.2 million for first quarter 2007 from $1.7 million for first quarter 2006. The decrease was primarily due to a reduction in the average sale premiums and an increase in commission paid related to loan originations. The net realized gain on sale for first quarter 2007 was 4.9% of the gross loans sold compared to 7.0% during first quarter 2006 and 5.6% during fourth quarter 2006.

    Sequentially, non-interest income decreased 15%, primarily due to the recognition of a gain of $1.3 million on the sale of commercial real estate loans during the fourth quarter 2006. Net gains on sales of SBA loans increased 12% to $1.2 million during the first quarter 2007, compared to $1.1 million in fourth quarter 2006.

    Non-interest Expense. First quarter non-interest expense increased 6% to $13.9 million from $13.2 million for the same period last year. Compensation expense decreased by 1% over the same quarter of the prior year. Included in the compensation expense during first quarter 2007 was a reversal of a $600 thousand contingent liability accrual established during 2002 related to a past compensation matter for which the Company has now determined that no liability exists. Excluding this item, compensation expense would have increased 7% over the same quarter of the prior year due to an increase in the full-time equivalent employee count from 378 to 407, and a $129 thousand increase in stock compensation expense. Occupancy expense increased 14%, primarily due to lease renewals at higher lease rates for four branches and a new lease related to the relocation of our corporate headquarters during the second half of 2006. Furniture and equipment expense increased 20%, primarily due to the new Garden Grove branch, the new corporate headquarters, and IT related equipment purchased to support and enhance the Company's technology. Advertising and marketing expense also increased 20%, primarily to support increased marketing efforts. Professional fees increased by $168 thousand, or 25%, primarily due to expense related to the current arbitration matter. Other expense increased 12%, primarily due to an increase in our FDIC insurance premium under the new assessment formula.

    Sequentially, non-interest expense in first quarter 2007 increased 2% to $13.9 million from $13.6 million in fourth quarter 2006. This increase was primarily due to increases in data processing and professional fees. Data processing fees increased primarily due to the year-end processing performed during the first quarter of 2007. Professional fees increased 28% primarily due to legal expense related to the arbitration matter previously mentioned.

    Income Taxes. The effective tax rate was 41.1% for first quarter 2007 compared to 41.0% for first quarter 2006, and 36.2% for fourth quarter 2006. The lower effective tax rate for fourth quarter 2006 was due primarily to the resolution of certain tax contingencies during fourth quarter 2006, resulting in a reduction of deferred tax liabilities and a credit to income tax expense of $772 thousand.

    Balance Sheet Summary

    At March 31, 2007 total assets were $2.12 billion compared to $2.05 billion at December 31, 2006, an increase of 15% (annualized).

    Gross loans receivable were $1.75 billion at March 31, 2007, an increase of 8% (annualized) from the $1.71 billion at December 31, 2006. New loan production was $139 million during first quarter 2007, compared to $198 million during fourth quarter 2006 and $182 million during the first quarter 2006. Loan pay-offs were at the same level during first quarter 2007 and first quarter 2006, but lower than fourth quarter 2006 at $67 million, $67 million and $92 million, respectively.

    SBA loan originations were $28.1 million during first quarter 2007 compared to $35.4 million during first quarter 2006 and $39.2 million during fourth quarter 2006. Sales of SBA loans during first quarter 2007 were $25.0 million, compared to $24.5 million during first quarter 2006 and $19.4 million during fourth quarter 2006.

    Total deposits were $1.75 billion at March 31, 2007, an increase of 9% (annualized) from $1.71 billion at December 31, 2006. The largest increases came in money market deposits and jumbo certificates of deposit. Money market deposits increased $31.5 million, or 68% (annualized), and jumbo CDs increased $40.4 million, or 21% (annualized), during first quarter of 2007. The increase in money market accounts was largely due to a new product developed in fourth quarter 2006 with the rate of 5.0% in an effort to attract core deposits.

    FHLB advances were $100.0 million at March 31, 2007 compared to $76.0 million at December 31, 2006. FHLB advances during first quarter 2007 were used to augment deposits as a source of match-funding $24 million of fixed-rate loan originations.

    Asset Quality

    The Company recorded a provision for loan losses of $980 thousand in first quarter 2007, compared to $1.1 million in the same period of the prior year, and $1.4 million in fourth quarter 2006.

    Non-performing assets at March 31, 2007 were $8.9 million, or 0.42% of total assets, compared to $3.6 million or 0.17% of total assets at December 31, 2006 and $5.4 million or 0.28% of total assets, at March 31, 2006

    Non-performing loans at March 31, 2007 were $8.7 million, or 0.50% of total loans, compared to $3.3 million, or 0.19% of total loans, at December 31, 2006 and $4.6 million, or 0.30% of total loans, at March 31, 2006. The increase in non-performing loans during the quarter was primarily from three borrowing relationships aggregating $6.4 million, collateralized by a hotel property, a gas station, and a commercial retail rental property. All of the above loans have been placed on non-accrual, resulting in a reversal of accrued interest income this quarter amounting to $350 thousand. All of these loans are fully secured, and no loss is anticipated. Although non-performing loans increased during the first quarter of 2007, the collateral underlying the loans that moved into non-performing status required that the Company only establish a nominal specific allowance for loan losses for these credits.

    Net loan charge-offs during first quarter 2007 were $1.3 million, or 0.31% of average loans on annualized basis, compared to $1.2 million during fourth quarter 2006, or 0.27% of average loans on an annualized basis, and also compared to $300 thousand, or 0.08% of average loans on an annualized basis, for first quarter 2006. First quarter 2007 charge-offs primarily consisted of loans to retail businesses averaging approximately $100 thousand. The net loan charge-offs of $1.3 million during the first quarter of 2007 were substantially reserved at December 31, 2006.

    The allowance for loan losses at March 31, 2007 was $18.8 million, or 1.07% of gross loans receivable, compared to $19.1 million, or 1.11% of gross loans receivable, at December 31, 2006 and $18.4 million, or 1.21% of gross loans receivable, at March 31, 2006. The Company experienced moderate loan growth during the first quarter of 2007 and a decrease in special mention and classified assets, net of impaired loans, from $6.6 million at December 31, 2006 to $5.1 million at March 31, 2007. These items were contributing factors to the reduction in the allowance for loan losses ratio to gross loans receivable.

    Performance Ratios

    The annualized return on average equity (ROE) for first quarter 2007 was 15.26%, compared to 20.56% for fourth quarter 2006 and 20.72% for first quarter 2006.

    The annualized return on average assets (ROA) for first quarter 2007 was 1.41%, compared to 1.88% for fourth quarter 2006 and 1.72% for first quarter 2006.

    The efficiency ratio for first quarter 2007 was 51.01%, compared to 47.74% for first quarter 2006. The increase in the efficiency ratio was primarily due to the nominal growth in net interest income, a 9% decrease in non-interest income and a 6% increase in non-interest expense.

    Capital

    At March 31, 2007, the Company continued to exceed the regulatory capital requirements to be classified as a "well-capitalized institution." The Leverage Ratio was 11.16% compared to 11.18% at December 31, 2006. The Tier 1 Risk-based Ratio was 12.29% compared to 12.16% at December 31, 2006. The Total Risk-based Ratio was 13.30% compared to 13.21% at December 31, 2006.

    Earnings Outlook

    For the full year of 2007, the Company continues to expect fully diluted earnings per share to range between $1.29 and $1.33.

    Commenting on the outlook, Ms. Kim said, "Since adjusting our loan pricing strategies, we have seen a meaningful increase in loan production. We believe that our earning asset growth will help us to more effectively offset the pressure on our net interest margin in future quarters. We also expect to generate higher non-interest income over the course of the year as the additions we have made to our SBA lending group continue to gain traction. While we expect the operating environment will remain challenging, we believe we can deliver improved financial performance over the remainder of 2007."

    Conference Call and Webcast

    A conference call with simultaneous webcast to discuss the Company's first quarter 2007 financial results will be held tomorrow, May 1, 2007 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 800-329-9097 (domestic) or 617-614-4929 (international), passcode 36713712. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank's web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

    After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp's web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888
(international) through May 8, 2007; the passcode is 79433149.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 7 loan production offices in the United States. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.


                          Nara Bancorp, Inc.
            Consolidated Statements of Financial Condition
       Unaudited (Dollars in Thousands, Except for Share Data)

Assets                                        %                   %
                   3/31/2007   12/31/2006  change  3/31/2006   change
                   ----------- ------------------- -------------------

Cash and due from
 banks                $31,600     $36,300     -13%    $38,306     -18%
Federal funds sold     82,000      44,500      84%     75,500       9%
Term federal funds
 sold                       -           -       0%      7,000    -100%
Securities
 available for
 sale, at fair
 value                176,071     162,851       8%    185,653      -5%
Securities held to
 maturity, at
 amortized cost
 (fair value:
 December 31, 2006
 - $1,002; March
 31, 2006 - $1,015)         -       1,000    -100%      1,000    -100%
Federal Home Loan
 Bank and Federal
 Reserve Bank stock     9,868       9,758       1%      8,341      18%
Loans held for
 sale, at the lower
 of cost or market      7,978      15,162     -47%     15,422     -48%
Loans receivable    1,749,242   1,714,865       2%  1,524,377      15%
Allowance for loan
 losses               (18,752)    (19,112)     -2%    (18,398)      2%
                   ----------- ---------------------------------------
  Net loans         1,730,490   1,695,753       2%  1,505,979      15%
                   ----------- ---------------------------------------
Accrued interest
 receivable             8,664       8,974      -3%      7,694      13%
Premises and
 equipment, net        11,972      11,941       0%      8,575      40%
Cash surrender
 value of life
 insurance             15,225      15,113       1%     14,775       3%
Goodwill                2,347       2,347       0%      2,347       0%
Other intangible
 assets, net            2,735       2,899      -6%      3,416     -20%
Other assets           44,085      40,387       9%     37,302      18%
                   ----------- ---------------------------------------
  Total assets     $2,123,035  $2,046,985       4% $1,911,310      11%
                   =========== =======================================

Liabilities

Deposits           $1,750,976  $1,712,235       2% $1,650,623       6%
Borrowings from
 Federal Home Loan
 Bank                 100,000      76,000      32%     31,000     223%
Subordinated
 debentures            39,268      39,268       0%     39,268       0%
Accrued interest
 payable               10,840       8,258      31%     11,655      -7%
Other liabilities      27,396      24,597      11%     24,307      13%
                   ----------- ---------------------------------------
  Total liabilities 1,928,480   1,860,358       4%  1,756,853      10%
                   ----------- ---------------------------------------

Stockholders'
 Equity

Common stock,
 $0.001 par value;
 authorized,
 40,000,000 shares;
 issued and
 outstanding,
 26,131,672,
 26,107,672 and
 25,557,948 shares
 at March 31, 2007,
 December 31, 2006
 and March 31,
 2006, respectively       $26         $26       0%        $25       4%
Capital surplus        78,563      77,939       1%     70,900      11%
Retained earnings     118,567     111,978       6%     88,192      34%
Accumulated other
 comprehensive
 loss, net             (2,601)     (3,316)    -22%     (4,660)    -44%
                   ----------- ------------------- -------------------
  Total
   stockholders'
   equity             194,555     186,627       4%    154,457      26%
                   ----------- ------------------- -------------------

  Total liabilities
   and
   stockholders'
   equity          $2,123,035  $2,046,985       4% $1,911,310      11%
                   =========== =================== ===================


                          Nara Bancorp, Inc.
                  Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Share and Per Share Data)

                                   Three Months Ended,
                   ---------------------------------------------------
                                              %                   %
                   3/31/2007   12/31/2006  change  3/31/2006   change
                   ----------- ---------------------------------------

Interest income:
  Interest and fees
   on loans           $38,244     $38,950      -2%    $32,604      17%
  Interest on
   securities           2,053       2,151      -5%      1,884       9%
  Interest on
   federal funds
   sold and other
   investments            495         324      53%        792     -38%
                   ----------- ---------------------------------------
    Total interest
     income            40,792      41,425      -2%     35,280      16%
                   ----------- ---------------------------------------

Interest expense:
  Interest on
   deposits            16,299      15,245       7%     11,589      41%
  Interest on other
   borrowings           1,758       1,963     -10%      1,122      57%
                   ----------- ---------------------------------------
    Total interest
     expense           18,057      17,208       5%     12,711      42%
                   ----------- ---------------------------------------

Net interest income
 before provision
 for loan losses       22,735      24,217      -6%     22,569       1%
Provision for loan
 losses                   980       1,362     -28%      1,080      -9%
                   ----------- ---------------------------------------
Net interest income
 after provision
 for loan losses       21,755      22,855      -5%     21,489       1%
                   ----------- ---------------------------------------

Non-interest
 income:
  Service fees on
   deposit accounts     1,620       1,553       4%      1,537       5%
  Net gains on
   sales of SBA
   loans                1,220       1,091      12%      1,717     -29%
  Net gains on
   sales of other
   loans                    -       1,272     N/A           -     N/A
  Net gains on
   sales of
   securities
   available-for-
   sale                     -          92     N/A           -     N/A
  Other income and
   fees                 1,764       1,439      23%      1,788      -1%
                   ----------- ---------------------------------------
    Total non-
     interest
     income             4,604       5,447     -15%      5,042      -9%
                   ----------- ---------------------------------------

Non-interest
 expense:
  Salaries and
   employee
   benefits             6,714       6,857      -2%      6,811      -1%
  Occupancy             2,075       2,087      -1%      1,816      14%
  Furniture and
   equipment              625         639      -2%        520      20%
  Advertising and
   marketing              662         655       1%        551      20%
  Data processing
   and
   communications         954         781      22%        953       0%
  Professional fees       846         663      28%        678      25%
  Other                 2,070       1,965       5%      1,853      12%
                   ----------- ---------------------------------------
    Total non-
     interest
     expense           13,946      13,647       2%     13,182       6%
                   ----------- ---------------------------------------
Income before
 income taxes          12,413      14,655     -15%     13,349      -7%
Income taxes            5,105       5,298      -4%      5,470      -7%
                   ----------- ---------------------------------------
Net Income             $7,308      $9,357     -22%     $7,879      -7%
                   =========== =======================================

Earnings Per Share:
  Basic                 $0.28       $0.36               $0.31
  Diluted               $0.28       $0.35               $0.30

Average Shares
 Outstanding
  Basic            26,123,405  26,103,639          25,473,400
  Diluted          26,537,416  26,533,757          26,140,846


                          Nara Bancorp, Inc.
                          Supplemental Data
                   Unaudited (Dollars in Thousands)

                                               (Annualized)
                                     At or for the Three Months Ended,
                                     ---------------------------------
Profitability measures:              3/31/2007  12/31/2006  3/31/2006
                                     ---------- ----------------------
  ROA                                     1.41%       1.88%      1.72%
  ROE                                    15.26%      20.56%     20.72%
  Net interest margin, including loan
   prepayment fee income                  4.62%       5.10%      5.17%
  Net interest margin, excluding loan
   prepayment fee income                  4.59%       4.99%      5.13%
  Efficiency ratio                       51.01%      46.01%     47.74%
  Yield on loan portfolio                 8.71%       9.21%      8.69%
  Yield on interest-earning assets        8.29%       8.73%      8.09%
  Cost of interest-bearing deposits       4.84%       4.78%      3.80%
  Cost of total deposits                  3.80%       3.68%      2.94%
  Cost of interest-bearing
   liabilities                            4.91%       4.91%      3.95%
  Cost of time deposits                   5.22%       5.22%      4.22%
  Cost of funds                           3.93%       3.87%      3.09%
  Net interest spread (yield on
   average interest-earning assets -
   average cost of funds)                 4.36%       4.86%      5.00%


                               For the Three Months Ended,
                   ---------------------------------------------------
                                              %                   %
                   3/31/2007   12/31/2006  change  3/31/2006   change
                   ----------- ---------------------------------------
AVERAGE BALANCES
Gross loans,
 includes loans
 held for sale     $1,755,760  $1,691,340       4% $1,500,177      17%
Interest-earning
 assets             1,967,142   1,898,348       4%  1,744,924      13%
Total assets        2,066,373   1,995,194       4%  1,836,238      13%

Interest-bearing
 deposits           1,348,086   1,276,231       6%  1,218,324      11%
Interest-bearing
 liabilities        1,471,577   1,401,350       5%  1,286,621      14%
Non-interest-
 bearing demand
 deposits             368,043     378,703      -3%    360,460       2%
Stockholders'
 Equity               191,604     182,019       5%    152,105      26%


LOAN PORTFOLIO                                %                   %
 COMPOSITION:      3/31/2007   12/31/2006  change  3/31/2006   change
                   ----------- ---------------------------------------

Commercial loans     $562,406    $565,759      -1%   $495,080      14%
Real estate loans   1,145,196   1,102,072       4%    973,903      18%
Consumer and other
 loans                 43,945      49,201     -11%     58,214     -25%
                   ----------- ---------------------------------------
  Loans outstanding 1,751,547   1,717,032       2%  1,527,197      15%
Unamortized
 deferred loan fees
 - net of costs        (2,305)     (2,167)      6%     (2,820)    -18%
                   ----------- ---------------------------------------
  Loans, net of
   deferred loan
   fees and costs   1,749,242   1,714,865       2%  1,524,377      15%
Allowance for loan
 losses               (18,752)    (19,112)     -2%    (18,398)      2%
                   ----------- ---------------------------------------
Loan receivable,
 net               $1,730,490  $1,695,753       2% $1,505,979      15%
                   =========== =======================================


                    For the Three Months Ended,
                ------------------------------------------------------
ALLOWANCE FOR                               %                     %
 LOAN LOSSES:   3/31/2007   12/31/2006   Change    3/31/2006   Change
                ----------- ------------------------------------------
Balance at
 Beginning of
 Period            $19,112     $18,909          1%    $17,618       8%
Provision for
 Loan Losses           980       1,362        -28%      1,080      -9%
Recoveries             191         108         77%        351     -46%
Charge Offs         (1,531)     (1,267)        21%       (651)    135%
                ----------- ------------------------------------------
Balance at End
 of Period         $18,752     $19,112         -2%    $18,398       2%
                =========== ==========================================
Net charge-
 off/Average
 gross loans
 (annualized)         0.31%       0.27%                  0.08%

NON-PERFORMING
 ASSETS         3/31/2007   12/31/2006  3/31/2006
                ----------- ----------------------
Delinquent Loans
 90 days or more
 on Non-Accrual
 Status             $8,722      $3,271     $4,589
Delinquent Loans
 90 days or more
 on Accrual
 Status                  -           -          -
                ----------- ----------------------
Total Non-
 Performing
 Loans               8,722       3,271      4,589
Other real
 estate owned            -           -          -
Restructured
 Loans                 192         298        807
                ----------- ----------------------
Total Non-
 Performing
 Assets             $8,914      $3,569     $5,396
                =========== ======================
Non-Performing
 Assets/ Total
 Assets               0.42%       0.17%      0.28%
Non-Performing
 Loans/Gross
 Loans                0.50%       0.19%      0.30%
Allowance for
 loan losses/
 Gross Loans          1.07%       1.11%      1.21%
Allowance for
 loan losses/
 Non-Performing
 Loans                 215%        584%       401%

DEPOSIT                                     %                     %
 COMPOSITION    3/31/2007   12/31/2006   Change    3/31/2006   Change
                ----------- ------------------------------------------
  Non-interest-
   bearing
   demand
   deposits       $383,525    $407,519         -6%   $375,672       2%
  Money market
   and other       215,694     184,199         17%    218,235      -1%
  Saving
   deposits        141,754     141,611          0%    141,327       0%
  Time deposits
   of $100,000
   or more         809,154     768,727          5%    732,348      10%
  Other time
   deposits        200,849     210,179         -4%    183,041      10%
                ----------- ----------- ------------------------------
    Total
     deposit
     balances   $1,750,976  $1,712,235          2% $1,650,623       6%
                =========== =========== ==============================

DEPOSIT
 COMPOSITION (%)3/31/2007   12/31/2006  3/31/2006
                ----------- ----------------------
  Non-interest-
   bearing
   demand
   deposits           21.9%       23.8%      22.8%
  Money market
   and other          12.3%       10.7%      13.2%
  Saving
   deposits            8.1%        8.3%       8.6%
  Time deposits
   of $100,000
   or more            46.2%       44.9%      44.4%
  Other time
   deposits           11.5%       12.3%      11.0%
                ----------- ----------------------
    Total
     deposit
     balances        100.0%      100.0%     100.0%
                =========== ======================


CAPITAL RATIOS  3/31/2007   12/31/2006  3/31/2006
                ----------- ----------------------
  Total
   stockholders'
   equity         $194,555    $186,627   $154,457
  Tier 1 risk-
   based capital
   ratio             12.29%      12.16%     11.67%
  Total risk-
   based capital
   ratio             13.30%      13.21%     12.79%
  Tier 1
   leverage
   ratio             11.16%      11.18%     10.45%
  Book value per
   share             $7.45       $7.15      $6.04
  Tangible book
   value per
   share             $7.25       $6.95      $5.82
  Tangible
   equity to
   tangible
   assets             8.95%       8.88%      7.80%


    CONTACT: Investors and Financial Media:
             Financial Relations Board
             Tony Rossi, 310-854-8317